Exhibit 28(d)(6)

December 18, 2013

Ms. Laura F. Dell

Treasurer and Principal Financial Officer

SSgA Funds

c/o State Street Corporation

One Lincoln Street

Boston, Massachusetts 02111

RE:	SSgA Funds Waiver and Reimbursement Agreement

Dear Laura:

SSgA Funds Management, Inc. (“SSgA FM”), as advisor to the SSgA Funds (the “Funds”), agrees until December 31, 2014 to (i) waive up to the full amount of the advisory fee payable by a Fund, and (ii) to reimburse the Institutional Class of a Fund (exclusive of non-recurring account fees, extraordinary expenses and acquired fund fees and as measured on an annualized basis) to the level of the expense limitation for the Institutional Class of each Fund stated below:

SSgA Fund Name	Total Expense Reimbursement	Expiration Date
Enhanced Small Cap	All expenses in excess of .75%	December 31, 2014
Emerging Markets	All expenses in excess of 1.25%	December 31, 2014
High Yield Bond	All expenses in excess of .75%	December 31, 2014
IAM SHARES	All expenses in excess of .65%	December 31, 2014
International Stock Selection	All expenses in excess of 1.00%	December 31, 2014
Money Market	All expenses in excess of .40%	December 31, 2014
Prime Money Market	All expenses in excess of .20%	December 31, 2014
S&P 500 Index	All expenses in excess of .18%	December 31, 2014
Dynamic Small Cap	All expenses in excess of 1.25%	December 31, 2014
Clarion Real Estate	All expenses in excess of 1.00%	December 31, 2014
U.S. Treasury Money Market	All expenses in excess of .20%	December 31, 2014

In addition, SSgA FM agrees to the following management fee waivers on an annual basis for certain Funds in the amounts and for the expiration dates shown in the table below.

SSgA Fund Name	Management Fee Waiver	Expiration Date
Prime Money Market	.05% of .15% management fee	December 31, 2014
U.S. Treasury Money Market	.05% of .15% management fee	December 31, 2014

Prior to December 31, 2014, this agreement may not be terminated with respect to a class of shares of a Fund without the approval of the Board of Trustees. This agreement supersedes any prior voluntary waiver or reimbursement arrangements for the Funds specifically named above and may, at SSgA FM’s option, continue after the dates designated above.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Ellen M. Needham, Senior Managing Director and President

Accepted and Agreed:

SSgA Funds, on behalf of the portfolios named above

By:	/s/ Laura F. Dell
Laura F. Dell
Treasurer and Principal Financial Officer